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                               1995 RESTATEMENT

                                                                  EXHIBIT 10.13
                                                                  -------------





            INCENTIVE COMPENSATION PLAN FOR EXECUTIVE EMPLOYEES OF
                    EKCO GROUP, INC. AND ITS SUBSIDIARIES

















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                               1995 RESTATEMENT

            INCENTIVE COMPENSATION PLAN FOR EXECUTIVE EMPLOYEES OF
                    EKCO GROUP, INC. AND ITS SUBSIDIARIES

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1.      Purpose

The Compensation Committee has determined it appropriate and desirable to restate the Incentive Compensation Plan for Executive Employees of Ekco Group, Inc. and its Subsidiaries (the "Plan"). The purpose of the Plan continues to be to attract and to retain highly qualified executive employees, to obtain from each the best possible performance, and to underscore the importance to them of achieving particular business objectives established for Ekco Group, Inc. and its operating units for both the short and long term.

2.      Definitions


For the purposes of the Plan, the following terms shall have the following meanings. Terms related to the finances of the Corporation shall be defined by reference to the consolidated financial statements of the Corporation as reported periodically to the Securities and Exchange Commission, adjusted to omit the effects of extraordinary items, discontinued operations, changes in accounting and to reflect such other adjustments as are deemed appropriate by the Committee.

        2.1 Average Invested Capital. In any year the Average Invested Capital is the sum of stockholders' equity in the Corporation plus interest-bearing debt determined on average by referring to these amounts at the last day of the preceding year and at the end of each calendar quarter in the current year.

        2.2 Awards. The Awards which are awarded under this Plan: Annual Incentive Compensation Awards (Bonus or Bonuses)



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                and Long Term Incentive Awards (Restricted Stock and Stock
                Options).

        2.3 Base Compensation. Base Compensation is the annual base salary amount payable to an Executive in any calendar year.

        2.4     Board of Directors.  The Board of Directors of the Corporation.

        2.5 Closing Date. The date on which an Executive pays any price required to purchase Shares under a Restricted Stock Purchase Plan of the Corporation and as of which date the Shares are issued by the Corporation.

        2.6 Committee. The Compensation Committee of the Board of Directors or any successor thereto.

        2.7 Common Stock or Stock or Shares. The Common Stock of the Corporation or such other Stock into which the Common Stock may be changed as a result of splits, recapitalizations, reclassifications and the like. Whenever necessary to determine the price of Shares, the closing price on the principal exchange on which the Shares are traded will be used, unless a different definition is required under the terms of any Stock Option or Restricted Stock Purchase Plan under which the shares are issued.

        2.8 Corporation. Ekco Group, Inc. or Ekco Group, Inc. and its subsidiaries, as the context requires.

        2.9 Employee. An individual who is on the active salaried payroll of the Corporation or a subsidiary of the Corporation at any time during the period for which an Award is made.

        2.10 Executive / Senior Executive Employee / Other Executive Employee. The term "Executives" includes both Senior Executive Employees and Other Executive Employees. When named for participation in the Plan, an Executive




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                will be designated in the Appendix as a Senior Executive
                Employee or as an Other Executive Employee.

        2.11 Pre-Tax Operating Profit. Consolidated Operating Profit (revenues less cost of goods sold and selling, general and administrative expenses) but before interest expense, amortization of goodwill and income taxes.

        2.12 Return On Capital. The percentage determined by dividing the Pre-Tax Operating Profit for a fiscal year by the Average Invested Capital for the same year.

        2.13 Target Return On Capital. The Return On Capital which the Committee has determined appropriate for the fiscal year and as referenced in the Appendix.


3.      Effective Date.

This Restated Plan will become effective as of January 1, 1995.

4.      Eligibility to Participate.

        4.1 Each year, the Committee shall designate the Executives whose Base Compensation and Awards will be determined under this Plan.

        4.2 At the sole discretion of the Committee, Awards may be made to Executives who retired or whose employment terminated after the beginning of the period for which an Award is made, or to the designee or estate of an Executive who died during such period.

        4.3 The Senior Executive Employees named to participate in the Plan as of January 1, 1995 are listed in the Appendix. At this Date, no Other Executive Employees have been named. Changes in participation will be reflected by additions to the Appendix.




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5.      Determination of Base Compensation.

        5.1 The Committee will determine the Base Compensation under the Plan for each Senior Executive Employee at the start of each calendar year and such amount shall in no event be less than provided for in any employment contract with the Executive. The Chief Executive Officer will determine the Base Compensation of Other Executives.

        5.2 The Base Compensation amounts for the Executives named to participate in the Plan as of January 1, 1995 are listed in the Appendix. Future changes in Base Compensation will be similarly scheduled.


6.      Annual Incentive Compensation Awards (Bonuses).

        6.1 As of the last day of each calendar year, Executives will be allocated Awards from the appropriate Profit Sharing Pool.

        6.2     Profit Sharing Pools will be determined as follows:

                (a) At the option of the Committee, separate Profit Sharing Pools will be maintained for Senior Executive Employees and, if Other Executive Employees are named to participate, for Other Executive Employees.

                (b) Prior to the start of each year the Committee will determine a target bonus amount for each Executive who is meant to participate in the Profit Sharing Pool for the year. In the discretion of the Committee, the Profit Sharing Pool for the year may be adjusted to reflect additions or departures of Executives during the year. Target bonus amounts for Senior Executive Employees who participate in the Plan for 1995 are shown in the Appendix and future changes will be similarly scheduled.




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                (c)     The Profit Sharing Pool will be the sum of the target
                        bonus amounts of eligible Executives increased (or reduced) by 10% of the positive (or negative) variance between actual Operating Profit for the fiscal year and the Operating Profit which would have been earned if the Target Return On Capital were attained for the fiscal year.

        6.3     Profit Sharing Pools will be allocated as follows:

                (a) After the Profit Sharing Pool for the year has been determined, one-half of its amount shall be allocated among eligible Executives according to the ratios of the target bonus amounts determined for them at the start of the year compared to the total of target bonus amounts for all Executives in the Profit Sharing Pool.

                (b) The balance of the amounts in the Profit Sharing Pool will be allocated to eligible Executives by the Committee in its discretion, taking into account individual efforts (whether made singularly or as part of a group) during the year.

        6.4 For 1995 the Committee shall decide and for 1996 and subsequent years the Executive may decide (provided he files a written irrevocable election with the Committee at least six months before the start of the year in which the increase goes into effect) whether any increases over the Executive's 1994 Base Compensation level will be paid under any of the payment choices in Section 6.6 or a combination of two or more of them. The Committee decisions with respect to the manner in which 1995 Base Compensation increases will be paid is scheduled in the Appendix.

        6.5 For 1995 and subsequent years the Executive may decide (provided he files a written irrevocable election with the Committee before the start of the year to which his Bonus relates) whether any percentage up to one hundred (100%) percent of his Bonus will be paid under any of



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                the payment choices in  Section 6.6 or a combination of two or more of them.

        6.6. As provided in Sections 6.4 and 6.5, increases in Base Compensation and Bonuses will be paid under any of the payment choices listed below or a combination of two or more of them.

                (a)    All or a portion in taxable cash.

                (b) All or a portion in not currently taxable deferred compensation, pursuant to an Executive election under which payment is deferred until a specific date or time, and pursuant to which the Corporation agrees to pay interest at a rate agreed to by the Committee and scheduled in the Appendix.

                (c)    All or a portion in Restricted Stock.

                       (1) Restricted Stock will be issued in an amount equal to one hundred and thirty (130%) percent of the foregone cash payment based on the Stock price at the last trading day of the year preceding the year to which the payment relates (e.g. December 30, 1994 Stock price for payments attributable to 1995 services) and taking into account the purchase price, if any, required of Executive under the Restricted Stock Purchase Plan under which the Shares are issued.

                       (2) Restricted Stock receivable in exchange for all or a portion of a Bonus will be purchased at the date when the Bonus is payable; Restricted Stock receivable in exchange for all or a portion of an increase over 1994 Base Compensation will be purchased at the last day of each quarter during the year in which the increase would be payable.


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                (d)    All or a portion may be paid in Stock Options.

                       (1) Stock Options will be valued at two hundred and fifty (250%) percent of the foregone cash payment, according to the Black Scholes method of valuation calculated as of the last trading day of the year preceding the year to which the payment relates (e.g. December 30, 1994 Stock price for payments attributable to 1995 services).

                       (2) Stock Options receivable in exchange for all or a portion of a Bonus will be awarded at the date when the Bonus is payable and will be exercisable at the Stock price at the date of the Award; options receivable in exchange for all or a portion of an increase over 1994 Base Compensation will be awarded at the last day of each quarter during the year in which the increase would be payable and will be exercisable at the Stock price at that date.

        6.7 Restricted Stock and Stock Options issued under this Plan will be subject to the terms and restrictions of the Stock Option Plan or Restricted Stock Purchase Plan under which they are issued and the following:

                (a) Restrictions on Restricted Stock will lapse at the rate of 20% for each full year of employment following a Closing Date (with lapsing of restrictions in the event of disability, death or a change of control to the extent permitted by the Restricted Stock Purchase Plan);

                (b) Stock Options will be immediately exercisable but will be subject to a right of the Corporation to repurchase any acquired Shares for the price paid at exercise if employment terminates before the Corporation's right expires. The Corporation's right to repurchase Shares at exercise price lapses at the rate of 33 1/3% for each full year


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                       of employment following an Option award (with full
                       lapse of the right in the event of disability, death or a change of control to the extent permitted by the terms of the Agreement pursuant to which Stock Options are granted under the Stock Option Plan).


7.      Long Term Incentive Awards (Restricted Stock)

        7.1 Effective as of the date when an Executive is named for participation in this restated Plan, or at such other dates as the Committee determines appropriate, the Committee will grant Shares of Stock to him attributable to a performance cycle which it designates. The first such performance cycle under this Plan is the 5 year period from 1995 through 1999.

        7.2 Restricted Shares are to be issued (pro rata to Executives) first under the terms of the 1984 Restricted Stock Plan of Ekco Group, Inc. until all of that plan's authorized Shares have been issued. Thereafter, they shall be issued in the Committee's discretion under the terms of the 1985 Restricted Stock Plan of Ekco Group, Inc. until all of that plan's authorized Shares have been issued.

        7.3 Each Executive's grant will be apportioned into a number of blocks equal to the number of years in the performance cycle (e.g. 5 blocks in the case of the Executives named to participate in the Plan as of January 1, 1995 for the 5 year performance cycle from 1995 through 1999). For purposes of this Plan, each block will be designated with the name of one of the years in the performance cycle (e.g. 1995 block, 1996 block, 1997 block, 1998 block and 1999 block). The grants for each Executive are to be scheduled in the Appendix.

        7.4 The lapsing of restrictions with respect to the Shares purchased by Executive pursuant to the Restricted Stock


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                Purchase Plan will be determined under whichever of the
                following rules is most favorable to the Executive:

                (a) Restrictions will lapse in the event of the occurrence of any of the following accelerated lapsing events provided for in the Restricted Stock Purchase Plan pursuant to which the Shares are issued: disability, death or change of control.

                (b) Restrictions will lapse as to all the Shares in a block if the Executive is employed for at least ten years following the Closing Date for the Shares in the block.

                       EXAMPLE: An Executive is awarded the right to purchase 10,000 shares at the price required by the 1984 and 1985 Restricted Stock Plans of Ekco Group, Inc. and the shares are allocated to performance blocks for the years 1995 through 1999. On January 30, 1995 he completes the purchase of the restricted Shares in all performance blocks, so January 30, 1995 is designated as the Closing Date for the Shares. He remains employed until January 30, 2005. Restrictions lapse on all Shares in all blocks at that time.

                (c) If the Target Return on Capital is attained for the year for which the block is designated, the restrictions will lapse as to 20% of the Shares in the block for each full year of employment following the later of (A) January 1 of the year designated for the block or (B) the Closing Date for the Shares in the block.


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                       EXAMPLE: Assume that the Closing Date for Shares in
                       all blocks is February 1, 1995. If the Target Return On Capital is attained in 1995 and not attained in 1996 and if Executive voluntarily terminates employment on February 1, 1997, restrictions will have lapsed as to 40% of the 1995 block; the remainder of the 1995 block and the 1996 through 1999 blocks will remain restricted subject to the Committee's right not to repurchase such shares pursuant to the Restricted Stock Purchase Plan.

                (d) A block of Shares which would have lapsed under the 20% per year rule in Section 7.4(c) but did not so qualify (because Target Return On Capital was not attained) will retroactively qualify for that 20% lapse rate whenever the amount in (X) is equal to or greater than the amount in (Y) where (X) is the cumulative total of actual Pre-Tax Operating Profits for the designated year for the block and each following year and (Y) is the cumulative total of Pre-Tax Operating Profits which would have been earned if Target Returns on Capital had been achieved for the designated year for the block and each following year.

                       Example: Assume that the Closing Date for Shares in all blocks is February 1, 1995. If Target Returns on Capital are not achieved in 1995 and 1996 but cumulative Pre-Tax Operating Profits in 1995 through 1997 equal or exceed the total Target Returns on Capital for those 3 years, the 1995 through 1997 blocks qualify for the lapsing


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                       of restrictions at the 20% per year rate.

                       At December 31, 1997 restrictions would have lapsed as to 40% of the 1995 and 1996 blocks and as to 20% of the 1997 block. At February 1, 1998, restrictions would lapse with respect to an additional 20% of the 1995 block. Regardless of post 1997 Returns on Capital, restrictions would continue to lapse at the rate of 20% per year for Shares in the 1995 through 1997 blocks.


8.      Long Term Incentive Awards (Stock Options)

        8.1 Effective as of the date when an Executive is named for participation in this restated Plan, or at such other dates as the Committee determines appropriate, the Committee will designate a target amount of Stock Options to be granted to him as of the first trading day of each year in the performance cycle referenced in Section 7.1. The target number of Option grants for all years in the performance cycle is scheduled in the Appendix.

        8.2 The Executive will be granted the target number of Stock Options at the first day of each year in the performance cycle and the exercise price for an Option will be the Stock price at the date of grant. Stock Options expire if not exercised within ten years and one month of grant.

        8.3 Stock Options will be granted under the terms of the Ekco Group, Inc. 1987 Stock Option Plan.

        8.4 Stock Options will be immediately exercisable but will be subject to a right of the Corporation to repurchase any acquired Shares for the price paid at exercise if


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                employment terminates before the Corporation's right expires.
                The Corporation's right to repurchase Shares at exercise price lapses at the rate of 33 1/3% for each full year of employment following an Option award, (with full lapse of the right in the event of disability, death or a change of control to the extent permitted by the Agreement pursuant to which Stock Options are granted under the Stock Option Plan).

9.      Transition Rules:  Freeze of Mid-Term Cash Incentive Plan.

The Committee has determined it appropriate that accruals of bonuses under the Mid-Term Cash Incentive feature of this Plan (before this Restatement) cease as of December 31, 1994. Payment of accrued amounts will not be accelerated due to this action, but will be made at the time they would have been made under the terms of the Plan prior to this Restatement. The accrued amounts for each Executive and the dates on which payments will be made will be scheduled in the Appendix after they have been calculated.

10.     Accelerated Payment for Change of Control or Other Events.

        10.1 Unpaid Annual Incentive Compensation amounts (and the remaining portion of amounts owed, if any, under the former Mid-Term Cash Incentive feature of this Plan) shall be immediately payable, notwithstanding anything to the contrary in the Plan, in the event of a Change of Control as defined in the Executive's employment contract, if any, or if there is no such contract in effect for the Executive as defined in the 1985 Ekco Group, Inc. Restricted Stock Plan.

         10.2 In the event of a Change of Control (as defined under the terms of the Restricted Stock Plan or Stock Option Agreement under which Shares or Stock Options have been issued hereunder) restrictions will lapse on Restricted Stock and Stock Options shall be fully exercisable to the extent therein provided.


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11.     Amendment and Interpretation of the Plan.

        11.1 The Committee shall have the right to amend the Plan, from time to time, or to repeal it entirely or to direct the discontinuance of Awards either temporarily or permanently; provided, however, that no amendment of the Plan shall operate to annul, without the consent of the Executive, any Award already made, or an Award which is earnable in the current fiscal year, which has as a component the achievement of a goal or goals any of which has at the time of the attempted amendment or termination already been attained.

        11.2 The decision of the Committee with respect to any questions arising in connection with the administration or interpretation of the Plan shall be final, conclusive and binding. In the event of a conflict between the terms and conditions of the Executive's employment agreement and this Plan the provision of such employment agreement shall control and the Plan shall not be interpreted so as to contravene any provision of such employment agreement.

        11.3 In making a decision with respect to eligibility for Plan participation, the amounts of Awards, and other matters the Committee may take into account the recommendations of the Chief Executive Officer (for all Executives other than himself) although the decisions of the Committee will be final. The Committee delegates authority to the Chief Executive Officer to determine the base salaries and amounts of Awards for any Executive named to participate in this Plan who is not a Senior Executive.


12.     Miscellaneous.

        12.1 When an Award is made in cash or in Common Stock, the Corporation shall cause the cash to be paid or the certificates for the Common Stock to be delivered to the individual to whom the Award is made at the time or times specified by the Committee or, if no time or


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                 times is specified, as soon as practicable after the Award is made.

         12.2 When circumstances are deemed justifiable by the Committee, it may, upon agreement with the Employee or the Employee's estate or designee, authorize an immediate lump sum payment in cancellation of all or any part of any outstanding deferred Award, authorize a change in the number of installments in which a deferred Award is to be paid or authorize a change in the time of payment of any unpaid installments. Any such lump sum payments shall be equal to the amount of the unpaid installments canceled plus any amounts attributable to accrued interest or declared and unpaid dividends.

         12.3 All expenses and costs in connection with the operation of the Plan shall be borne by the Corporation.

         12.4 All Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes. Executives are solely responsible for tax obligations and the Corporation is not responsible if a taxing authority disagrees with the effectiveness of a deferral election or the tax treatment associated with receipt of an equity form of compensation.

         12.5 For purposes of any other benefit plan which provides benefits with reference to "Compensation" or "Base Compensation" and to the extent permitted by the Internal Revenue Code or, when relevant, any insurer underwriting risk under the employee benefit plan, an Executive whose Compensation or Base Compensation is paid partly in the form of deferred cash, Restricted Stock or Stock Options as provided more fully in Section 6.4 of this Plan, will still be treated as if he received all Base Compensation or Compensation in cash and on a non-deferred basis.


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         12.6    In the event of any Stock dividends, split-ups,
                 recapitalizations, reclassifications or the like, or in the event of any offer to holders of Common Stock generally relating to the acquisition of all or any part of their Shares, the Committee shall make such adjustments as it deems to be equitable in the number of Shares of Common Stock covered by any outstanding deferred Awards or in the terms of payment of any deferred Common Stock Awards, such actions not to be inconsistent with the terms of any Restricted Stock Purchase Plan or Stock Option Agreement under which Restricted Stock or Stock Options were issued.

         12.7 Nothing contained in the Plan shall prohibit the Corporation or any of its subsidiaries from granting special performance or recognition Awards, under such conditions, and in such form and manner as they see fit, to Executives for meritorious service of any nature. In addition, nothing contained in the Plan shall prohibit the Corporation or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to Employees, provided, however, that a Senior Executive Employee who receives an Award under this Plan for a fiscal year shall not be entitled to receive an Award for such fiscal year under any such plan without the approval of the Committee.

         12.8 Whenever the Plan calls for issuance of Awards in the form of Stock Options or Restricted Shares, such Options or Shares shall be issued exclusively under the terms of the following shareholder-approved plans of the Corporation: the Ekco Group, Inc. 1987 Stock Option Plan, the 1984 Restricted Stock Plan of Ekco Group, Inc., or the 1985 Restricted Stock Plan of Ekco Group,


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                 Inc. and Awards shall be limited to Shares authorized
                 for issuance thereunder.

                                Compensation Committee
                                Ekco Group, Inc.


                                /S/ T. MICHAEL LONG
                                T. Michael Long



                                /S/ STUART B. ROSS
                                Stuart B. Ross



                                /S/ BILL W. SORENSON
                                Bill W. Sorenson


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                                    APPENDIX


--------------------------------------------------------------------------------

              Return On Capital Targets for 1995 through 1999 are:


                          1995             17%


                          1996             18%


                          1997             19%


                          1998             20%


                          1999             21%


                        Interest Rate to be Credited to
                         Deferred Compensation in 1995:


                           1995 rate         7.79%



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